(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	July 19, 2023
(630) 906-5484

Old Second Bancorp, Inc. Reports Second Quarter 2023 Net Income of $25.6 Million,

or $0.56 per Diluted Share

AURORA, IL, July 19, 2023 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the second quarter of 2023.  Our net income was $25.6 million, or $0.56 per diluted share, for the second quarter of 2023, compared to net income of $23.6 million, or $0.52 per diluted share, for the first quarter of 2023, and net income of $12.2 million, or $0.27 per diluted share, for the second quarter of 2022. Adjusted net income, a non-GAAP financial measure that excludes net pre-tax losses totaling $29,000 from branch sales, was also $25.6 million, or $0.56 per diluted share, for the second quarter of 2023, compared to $23.4 million, or $0.52 per diluted share, for the first quarter of 2023, and $13.8 million, or $0.31 per diluted share, for the second quarter of 2022.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 16 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income increased $2.0 million in the second quarter of 2023 compared to the first quarter of 2023. The increase was primarily due to the increase in interest and dividend income of $3.7 million, the decrease of $1.5 million in provision for credit losses, and a decrease in noninterest expense of $1.1 million in the second quarter of 2023, which were partially offset by a $4.2 million increase in interest expense. Net income increased $13.3 million in the second quarter of 2023 compared to the second quarter of 2022, primarily due to an increase in net interest income year over year due to rising market interest rates.  The second quarter of 2023 was impacted by the recognition of $362,000 of deferred issuance costs related to the early payoff of approximately $45.0 million in senior debt on June 30, 2023, and a pre-tax net loss on the sale of securities of $1.5 million, compared to pre-tax net losses on the sale of securities of $1.7 million in the first quarter of 2023, and pre-tax net losses on the sale of securities of $33,000 in the second quarter of 2022.

Operating Results

●	Second quarter 2023 net income was $25.6 million, reflecting a $2.0 million increase from the first quarter 2023, and an increase of $13.3 million from the second quarter of 2022. Adjusted net income, a non-GAAP financial measure that excludes acquisition-related costs, net of gains on branch sales, was $25.6 million for the second quarter of 2023, an increase of $2.2 million from adjusted net income for the first quarter of 2023, and an increase of $11.8 million from adjusted net income for the second quarter of 2022.
●	Net interest and dividend income was $63.6 million for the second quarter of 2023, reflecting a decrease of $506,000 from the first quarter of 2023, and an increase of $18.3 million, or 40.5%, from the second quarter of 2022.
●	We recorded a net provision for credit losses of $2.0 million in the second quarter of 2023, compared to a net provision for credit losses of $3.5 million in the first quarter of 2023, and a net provision for credit losses of $550,000 in the second quarter of 2022.
●	Noninterest income was $8.2 million for the second quarter of 2023, an increase of $873,000, or 11.9%, compared to $7.4 million for the first quarter of 2023, and a decrease of $988,000, or 10.7%, compared to $9.2 million for the second quarter of 2022.

●	Noninterest expense was $34.8 million for the second quarter of 2023, a decrease of $1.1 million, or 3.0% compared to $35.9 million for the first quarter of 2023, and a decrease of $2.4 million, or 6.5%, compared to $37.2 million for the second quarter of 2022.
●	We had a provision for income tax of $9.4 million for the second quarter of 2023, compared to a provision for income tax of $8.4 million for the first quarter of 2023 and a provision of $4.4 million for the second quarter of 2022.
●	On July 18, 2023, our Board of Directors declared a cash dividend of $0.05 per share payable on August 7, 2023, to stockholders of record as of July 28, 2023.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Balance sheet summary
Total assets	$5,883,942	$5,920,283	$6,005,543
Total securities available-for-sale	1,335,622	1,455,068	1,734,416
Total loans	4,015,525	4,003,354	3,625,070
Total deposits	4,717,582	4,897,220	5,342,855
Total liabilities	5,369,987	5,423,413	5,556,639
Total equity	513,955	496,870	448,904

Total tangible assets	$5,785,028	$5,820,751	$5,904,231
Total tangible equity	415,041	397,338	347,592

Income statement summary
Net interest income	$63,580	$64,086	$45,264
Provision for credit losses	2,000	3,501	550
Noninterest income	8,223	7,350	9,211
Noninterest expense	34,830	35,922	37,249
Net income	25,562	23,607	12,247
Effective tax rate	26.91%	26.26%	26.56%

Profitability ratios
Return on average assets (ROAA)	1.73%	1.62%	0.80%
Return on average equity (ROAE)	20.04	19.86	10.66
Net interest margin (tax-equivalent)	4.64	4.74	3.18
Efficiency ratio	46.84	47.52	67.07
Return on average tangible common equity (ROATCE)	25.30	25.54	14.21
Tangible common equity to tangible assets (TCE/TA)	7.17	6.83	5.89

Per share data
Diluted earnings per share	$0.56	$0.52	$0.27
Tangible book value per share	9.29	8.90	7.80

Company capital ratios [1]
Common equity tier 1 capital ratio	10.29%	9.91%	9.35%
Tier 1 risk-based capital ratio	10.80	10.43	9.91
Total risk-based capital ratio	13.16	12.79	12.27
Tier 1 leverage ratio	8.96	8.56	7.24

Bank capital ratios [1,2]
Common equity tier 1 capital ratio	11.70%	11.98%	12.24%
Tier 1 risk-based capital ratio	11.70	11.98	12.24
Total risk-based capital ratio	12.83	13.10	13.25
Tier 1 leverage ratio	9.70	9.83	8.94

1 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

2 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the second quarter as we earned $25.6 million in net income, ROAA of 1.73% and ROATCE of 25.30%.  Adjusting for merger related items, our earnings per share increased by 81% over the second quarter 2022.  Our performance over the last year has been driven by the strength of the core deposit franchise we have built here at Old Second. Stable funding costs combined with quality loan growth have resulted in 146 basis points of expansion in our tax equivalent net interest margin over the same quarter last year. The efficiency ratio in the second quarter of 2023 was 46.8% on a GAAP basis and reflects strong balance sheet management, expense discipline in an inflationary environment and successful investments in lending teams and sales people over the last eighteen months.

“We are exceptionally pleased with our financial performance thus far in 2023 but we remain focused on the little things, such as receiving fair risk adjusted returns on our investments in a time of increasing funding costs while constantly assessing risks both within the loan portfolio and in the broader economy.  To that end, we are continuing to build capital quickly and remain focused on optimizing the earning asset mix and reducing our overall sensitivity to interest rates in a prudent manner. Balance sheet growth over the remainder of the year is expected to be minimal and deposit funding costs are expected to increase modestly as we respond to competition in our markets.  Any additional interest rate increases would benefit Old Second but not to the degree of prior increases.  Tangible book value per share is compounding nicely and we are nearing targeted capital levels less than two years after a significant acquisition and following a period of significant volatility in interest rates.  We look to finish the second half of the year on a strong note and effectively position Old Second for the years ahead.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, and, prior to January 1, 2023, performing troubled debt restructurings, totaled $61.2 million at June 30, 2023, $64.5 million at March 31, 2023, and $42.1 million at June 30, 2022. Nonperforming loans, as a percent of total loans, were 1.5% at June 30, 2023, 1.6% at March 31, 2023, and 1.2% at June 30, 2022. The decrease in the second quarter of 2023 is driven by the upgrade of a few credits during the quarter, due to improved borrower financial performance and debt service coverage enhancements.
●	Total loans were $4.02 billion at June 30, 2023, reflecting an increase of $12.2 million compared to March 31, 2023, and an increase of $390.5 million compared to June 30, 2022. The increase year over year was largely driven by the growth in commercial, leases, commercial real estate-investor, and multifamily portfolios. Average loans (including loans held-for-sale) for the second quarter of 2023 totaled $4.04 billion, reflecting an increase of $107.7 million from the first quarter of 2023 and an increase of $531.3 million from the second quarter of 2022.
●	Available-for-sale securities totaled $1.34 billion at June 30, 2023, compared to $1.46 billion at March 31, 2023, and $1.73 billion at June 30, 2022. The unrealized mark to market loss on securities totaled $112.4 million as of June 30, 2023, compared to $105.6 million as of March 31, 2023, and $89.8 million as of June 30, 2022, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended June 30, 2023, securities sales of $74.0 million resulted in net realized losses of $1.5 million, compared to sales of $66.2 million during the quarter ended March 31, 2023, which resulted in net realized losses of $1.7 million, and one security sold for the quarter ended June 30, 2022 that resulted in a loss of $33,000. We may continue to sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$50,309	$643	5.13	$49,310	$585	4.81	$426,820	$782	0.73
Securities:
Taxable	1,231,994	9,930	3.23	1,330,295	10,735	3.27	1,610,713	6,786	1.69
Non-taxable (TE)[1]	172,670	1,692	3.93	173,324	1,693	3.96	181,386	1,642	3.63
Total securities (TE)[1]	1,404,664	11,622	3.32	1,503,619	12,428	3.35	1,792,099	8,428	1.89
FHLBC and FRBC Stock	34,029	396	4.67	24,905	280	4.56	20,994	263	5.02
Loans and loans held-for-sale[1,2]	4,040,202	61,591	6.11	3,932,492	57,228	5.90	3,508,856	38,267	4.37
Total interest earning assets	5,529,204	74,252	5.39	5,510,326	70,521	5.19	5,748,769	47,740	3.33
Cash and due from banks	56,191	-	-	55,140	-	-	53,371	-	-
Allowance for credit losses on loans	(53,480)	-	-	(49,398)	-	-	(44,354)	-	-
Other noninterest bearing assets	379,576	-	-	382,579	-	-	374,309	-	-
Total assets	$5,911,491			$5,898,647			$6,132,095

Liabilities and Stockholders' Equity
NOW accounts	$600,957	$312	0.21	$601,030	$242	0.16	$604,937	$102	0.07
Money market accounts	762,967	1,245	0.65	833,823	828	0.40	1,054,552	155	0.06
Savings accounts	1,073,172	185	0.07	1,126,040	79	0.03	1,213,133	90	0.03
Time deposits	436,524	1,156	1.06	434,655	664	0.62	469,009	265	0.23
Interest bearing deposits	2,873,620	2,898	0.40	2,995,548	1,813	0.25	3,341,631	612	0.07
Securities sold under repurchase agreements	25,575	7	0.11	31,080	9	0.12	34,496	9	0.10
Other short-term borrowings	402,527	5,160	5.14	200,833	2,345	4.74	-	-	-
Junior subordinated debentures	25,773	281	4.37	25,773	279	4.39	25,773	284	4.42
Subordinated debentures	59,329	546	3.69	59,308	546	3.73	59,244	547	3.70
Senior notes	44,134	1,414	12.85	44,599	994	9.04	44,520	578	5.21
Notes payable and other borrowings	-	-	-	5,400	87	6.53	13,103	95	2.91
Total interest bearing liabilities	3,430,958	10,306	1.20	3,362,541	6,073	0.73	3,518,767	2,125	0.24
Noninterest bearing deposits	1,920,448	-	-	2,002,801	-	-	2,119,667	-	-
Other liabilities	48,434	-	-	51,279	-	-	32,636	-	-
Stockholders' equity	511,651	-	-	482,026	-	-	461,025	-	-
Total liabilities and stockholders' equity	$5,911,491			$5,898,647			$6,132,095
Net interest income (GAAP)		$63,580			$64,086			$45,264
Net interest margin (GAAP)			4.61			4.72			3.16

Net interest income (TE)[1]		$63,946			$64,448			$45,615
Net interest margin (TE)[1]			4.64			4.74			3.18
Interest bearing liabilities to earning assets	62.05%			61.02%			61.21%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2023 and 2022. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 16 that provides a reconciliation of each non-GAAP measures to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 16, and includes loan fee expense of $242,000 for the second quarter of 2023, and loan fee expense of $730,000 and $588,000 for the first quarter of 2023 and the second quarter of 2022, respectively. Nonaccrual loans are included in the above stated average balances.

The increased yield of 20 basis points on interest earning assets compared to the linked period was driven by higher yields on loan originations than those in the previous period as well as repricing within the existing variable rate portfolios for securities available-for-sale and loans. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 206 basis points on interest earning assets was driven by significant increases to benchmark interest rates as well as strong loan growth throughout the period, specifically within the commercial, leases, and commercial real estate portfolios, as these loan segments generally produce the greatest yield. The increases in benchmark interest rates impacted yields on the securities portfolio through the inverse relationship between interest rates and market value coupled with maturities and strategic sales of lower yielding assets and timely purchases of higher yielding securities, as we work to increase the weighted average yield in the portfolio.

Average balances of interest bearing deposit accounts have decreased steadily since the second quarter of 2022 through the second quarter of 2023, from $3.34 billion to $2.87 billion, with these decreases reflected in all deposit categories. We have continued to control the cost of funds over the periods reflected, with the rate of overall interest bearing deposits increasing to 40 basis points for the quarter ended June 30, 2023, from 25 basis points for the quarter ended March 31, 2023, and from seven basis points for the quarter ended June 30, 2022. A 25 basis point increase in the cost of money market funds for the quarter ended June 30, 2023 compared to prior linked quarter, and a 59 basis point increase compared to the prior year like quarter were both due to select deposit account exception pricing, and drove a significant portion of the overall increase.  Average rates paid on time deposits for the quarter ended June 30, 2023 also increased by 44 basis points and 83 basis points in the quarter over linked quarter and year over year quarters, respectively, primarily due to CD rate specials we offered.

Borrowing costs increased in the second quarter of 2023, primarily due to the increase in average short term borrowings of $201.7 million stemming from growth in average FHLB advances over the prior quarter, and an average increase of $402.5 million year over year based on daily liquidity needs. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented. Senior notes had the most significant interest expense increase, as this issuance references three month LIBOR, and rising market interest rates as well as recognition of $362,000 of deferred issuance costs upon redemption resulted in a 381 basis point increase to 12.85% for the quarter ended June 30, 2023, compared to 9.04% for the quarter ended March 31, 2023, and a 764 basis point increase from 5.21% for the quarter ended June 30, 2022. On June 30, 2023, we redeemed all of the $45.0 million senior notes, net of deferred issuance costs, which were originally due in 2026. In February 2023, we paid off the remaining balance of $9.0 million on the original $20.0 million term note issued in 2020, resulting in notes payable and other borrowings having no balance after that time.

Our net interest margin (GAAP) decreased 11 basis points to 4.61% for the second quarter of 2023, compared to 4.72% for the first quarter of 2023, and increased 145 basis points compared to 3.16% for the second quarter of 2022.  Our net interest margin (TE) decreased 10 basis points to 4.64% for the second quarter of 2023, compared to 4.74% for the first quarter of 2023, but increased 146 basis points compared to 3.18% for the second quarter of 2022.  The decrease in the current quarter, compared to the prior quarter, is primarily due to increases in interest expense from FHLB advances and the redemption of the senior notes. The increase in the current quarter, compared to the prior year like quarter, is primarily due to an increase in market interest rates, and the related rate resets on loans and securities during the past year, as well as continuing loan growth relative to a more modest increase in costs of interest bearing liabilities. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 16 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				2nd Quarter 2023
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022
Wealth management	$2,458	$2,270	$2,506	8.3	(1.9)
Service charges on deposits	2,362	2,424	2,328	(2.6)	1.5
Residential mortgage banking revenue
Secondary mortgage fees	76	59	50	28.8	52.0
MSRs mark to market gain (loss)	96	(525)	82	118.3	17.1
Mortgage servicing income	499	516	579	(3.3)	(13.8)
Net gain on sales of mortgage loans	398	306	(262)	30.1	251.9
Total residential mortgage banking revenue	1,069	356	449	200.3	138.1
Securities losses, net	(1,547)	(1,675)	(33)	(7.6)	N/M
Change in cash surrender value of BOLI	418	242	72	72.7	480.6
Card related income	2,690	2,244	2,965	19.9	(9.3)
Other income	773	1,489	924	(48.1)	(16.3)
Total noninterest income	$8,223	$7,350	$9,211	11.9	(10.7)

N/M - Not meaningful.

Noninterest income increased $873,000, or 11.9%, in the second quarter of 2023, compared to the first quarter of 2023, and decreased $988,000, or 10.7%, compared to the second quarter of 2022.  The increase from the first quarter of 2023 was primarily driven by a $621,000 increase in mortgage servicing rights (“MSR”) mark to market gains, a $128,000 decrease in securities losses, net, based on strategic sales, and a $446,000 increase in card related income primarily due to increased activity.  These increases in noninterest income in the second quarter of 2023, compared to the first quarter of 2023, were partially offset by a $716,000 decrease in other income driven by credits received in the first quarter of 2023 from a few vendors related to prior year service discounts.

The decrease in noninterest income of $988,000 in the second quarter of 2023, compared to the second quarter of 2022, is primarily due to an increase in security losses of $1.5 million on strategic sales for the quarter ended June 30, 2023. These decreases were partially offset by a $660,000 increase in net gains on sales of mortgage loans and a $346,000 increase in the cash surrender value of BOLI due to market interest rate changes.

Noninterest Expense

				2nd Quarter 2023
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022
Salaries	$16,310	$16,087	$15,995	1.4	2.0
Officers incentive	2,397	1,827	1,662	31.2	44.2
Benefits and other	3,091	4,334	3,675	(28.7)	(15.9)
Total salaries and employee benefits	21,798	22,248	21,332	(2.0)	2.2
Occupancy, furniture and equipment expense	3,639	3,475	3,046	4.7	19.5
Computer and data processing	1,290	1,774	4,006	(27.3)	(67.8)
FDIC insurance	794	584	702	36.0	13.1
Net teller & bill paying	515	502	834	2.6	(38.2)
General bank insurance	306	305	351	0.3	(12.8)
Amortization of core deposit intangible asset	618	624	659	(1.0)	(6.2)
Advertising expense	103	142	194	(27.5)	(46.9)
Card related expense	1,222	1,216	1,057	0.5	15.6
Legal fees	283	319	179	(11.3)	58.1
Consulting & management fees	520	790	523	(34.2)	(0.6)
Other real estate owned expense, net	(98)	306	87	(132.0)	N/M
Other expense	3,840	3,637	4,279	5.6	(10.3)
Total noninterest expense	$34,830	$35,922	$37,249	(3.0)	(6.5)
Efficiency ratio (GAAP)[1]	46.84%	47.52%	67.07%
Adjusted efficiency ratio (non-GAAP)[2]	46.49%	47.66%	62.73%

N/M - Not meaningful.

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition-related costs, net of gains on branch sales, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the second quarter of 2023 decreased $1.1 million, or 3.0%, compared to the first quarter of 2023, and decreased $2.4 million, or 6.5%, compared to the second quarter of 2022.  The decrease in the second quarter of 2023 compared to the first quarter of 2023 was attributable to a $450,000 decrease in salaries and employee benefits, primarily due to reductions in employee benefits expense related to a decline in group insurance premiums and payroll taxes, partially offset by an increase in salaries and the officer incentive accrual.  Also contributing to the decrease in the second quarter of 2023 was a $484,000 decrease in computer and data processing costs as the first quarter of 2023 included additional costs due to timing of software contracts and incentives.   Noninterest expense was further decreased in the second quarter of 2023 as there was no OREO valuation adjustment recorded compared to a $269,000 OREO valuation reserve recorded on two properties in the first quarter of 2023, reflected in other real estate owned expense, net.

The year over year decrease in noninterest expense is primarily attributable to a $2.7 million decrease in computer and data processing expenses and a $319,000 decrease in net teller & bill paying expense, both stemming from acquisition related costs in the second quarter of 2022 from our West Suburban acquisition. Partially offsetting the decrease in noninterest expense in the second quarter of 2023, compared to the second quarter of 2022, was a $466,000 increase in salaries and employee benefits and a $593,000 increase in occupancy, furniture and equipment expenses. Officer incentive compensation increased $735,000 in the second quarter of 2023, compared to the second quarter of 2022, as incentive accruals increased in the current year due to growth in our commercial and sponsored finance lending team staffing year over year, as well as loan growth in the year over year periods.

Earning Assets

				June 30, 2023
Loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022
Commercial	$820,027	$851,737	$806,725	(3.7)	1.6
Leases	314,919	285,831	230,677	10.2	36.5
Commercial real estate – investor	1,080,073	1,056,787	834,395	2.2	29.4
Commercial real estate – owner occupied	824,277	870,115	870,181	(5.3)	(5.3)
Construction	189,058	174,683	170,037	8.2	11.2
Residential real estate – investor	55,935	56,720	61,220	(1.4)	(8.6)
Residential real estate – owner occupied	218,205	217,855	207,836	0.2	5.0
Multifamily	383,184	358,991	310,706	6.7	23.3
HELOC	102,058	104,941	120,138	(2.7)	(15.0)
Other[1]	27,789	25,694	13,155	8.2	111.2
Total loans	$4,015,525	$4,003,354	$3,625,070	0.3	10.8

1 Other class includes consumer loans and overdrafts.

Total loans increased by $12.2 million at June 30, 2023, compared to March 31, 2023, and increased $390.5 million for the year over year period.  Loan growth of $390.5 million in the year over year period was driven by originations of loans with new lending groups, such as the sponsor finance team, recorded within commercial loans, as well as growth in leasing, commercial real estate – investor, construction, and multifamily loans.

				June 30, 2023
Securities	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022
Securities available-for-sale, at fair value
U.S. Treasury	$214,613	$214,734	$214,820	(0.1)	(0.1)
U.S. government agencies	55,981	56,703	57,896	(1.3)	(3.3)
U.S. government agency mortgage-backed	115,140	121,938	141,836	(5.6)	(18.8)
States and political subdivisions	229,534	233,506	233,652	(1.7)	(1.8)
Corporate bonds	4,882	9,762	9,543	(50.0)	(48.8)
Collateralized mortgage obligations	407,495	454,106	641,498	(10.3)	(36.5)
Asset-backed securities	134,319	189,753	259,622	(29.2)	(48.3)
Collateralized loan obligations	173,658	174,566	175,549	(0.5)	(1.1)
Total securities available-for-sale	$1,335,622	$1,455,068	$1,734,416	(8.2)	(23.0)

Our securities portfolio totaled $1.34 billion as of June 30, 2023, a decrease of $119.4 million from $1.46 billion as of March 31, 2023, and a decrease of $398.8 million since June 30, 2022. The portfolio decrease of $119.4 million in the second quarter of 2023, compared to the prior quarter-end, was due to security sales of $74.0 million, which resulted in a net realized loss of $1.5 million, as well as paydowns of $30.9 million.  Net unrealized losses at June 30, 2023 were $112.4 million, compared to $105.6 million at March 31, 2023 and $89.8 million at June 30, 2022. The year over year increase in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security sales undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with all except one publicly issued security rated AA or better, and displaying an effective duration of approximately 3 years.

Asset Quality

				June 30, 2023
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022
Nonaccrual loans	$60,925	$63,561	$35,712	(4.1)	70.6
Performing troubled debt restructured loans accruing interest [1]	N/A	N/A	1,108	N/A	N/A
Loans past due 90 days or more and still accruing interest	308	966	5,274	(68.1)	(94.2)
Total nonperforming loans	61,233	64,527	42,094	(5.1)	45.5
Other real estate owned	761	1,255	1,624	(39.4)	(53.1)
Total nonperforming assets	$61,994	$65,782	$43,718	(5.8)	41.8

30-89 days past due loans and still accruing interest	$12,449	$24,770	$24,681
Nonaccrual loans to total loans	1.5%	1.6%	1.0%
Nonperforming loans to total loans	1.5%	1.6%	1.2%
Nonperforming assets to total loans plus OREO	1.5%	1.6%	1.2%
Purchased credit-deteriorated loans to total loans	1.6%	1.8%	2.3%

Allowance for credit losses	$55,314	$53,392	$45,388
Allowance for credit losses to total loans	1.4%	1.3%	1.3%
Allowance for credit losses to nonaccrual loans	90.8%	84.0%	127.1%

N/A - Not applicable.

1 As of January 1, 2023, the Company prospectively adopted ASU 2022-02, Topic 326 “Troubled Debt Restructurings (“TDRs”) and Vintage Disclosures”, which eliminated the need for recognition, measurement and disclosure of TDRs going forward.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Prior to January 1, 2023, nonperforming loans also included performing troubled debt restructured loans accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $64.1 million, net of purchase accounting adjustments, at June 30, 2023.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.5% as of June 30, 2023, 1.6% as of March 31, 2023, and 1.2% as of June 30, 2022. Nonperforming assets to total loans plus OREO was 1.5% as of June 30, 2023, 1.6% as of March 31, 2023, and 1.2% as of June 30, 2022. Our allowance for credit losses to total loans was 1.4% as of June 30, 2023, and 1.3% as of both March 31, 2023 and June 30, 2022.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				June 30, 2023
Classified loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022
Commercial	$22,245	$22,662	$31,577	(1.8)	(29.6)
Leases	974	906	2,005	7.5	(51.4)
Commercial real estate – investor	57,041	52,615	30,407	8.4	87.6
Commercial real estate – owner occupied	38,495	37,545	28,715	2.5	34.1
Construction	116	241	1,238	(51.9)	(90.6)
Residential real estate – investor	1,714	1,702	1,246	0.7	37.6
Residential real estate – owner occupied	3,660	3,618	3,785	1.2	(3.3)
Multifamily	1,191	3,348	1,336	(64.4)	(10.9)
HELOC	2,152	2,635	2,853	(18.3)	(24.6)
Other[1]	-	2	2	(100.0)	(100.0)
Total classified loans	$127,588	$125,274	$103,164	1.8	23.7

1 Other class includes consumer loans and overdrafts.

Classified loans as of June 30, 2023 increased $2.3 million from March 31, 2023, and $24.4 million from June 30, 2022. The net increase from the first quarter of 2023 was driven by a $3.6 million addition in commercial real estate – investor and two additions totaling $2.2 million in commercial real estate – owner occupied. Remediation work continues on these three credits, with the goal of cash flow improvements with increased tenancy.  Reductions in commercial and multifamily classified loans were noted in the second quarter of 2023 from the linked quarter and prior year like quarter due to ongoing remediation efforts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At June 30, 2023, our allowance for credit losses (“ACL”) on loans totaled $55.3 million, and our ACL on unfunded commitments, included in other liabilities, totaled $3.1 million.  In the second quarter of 2023, we recorded provision expense of $2.0 million based on historical loss rate updates, loan growth, our assessment of nonperforming loan metrics and trends, and estimated future credit losses. The second quarter’s provision expense consisted of a $2.4 million provision for credit losses on loans, and a $427,000 reversal of provision for credit losses on unfunded commitments.  The decrease in unfunded commitments was primarily due to an adjustment of historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.  We recorded net charge-offs of $505,000 in the second quarter of 2023, which reduced the ACL. The first quarter 2023 provision expense of $3.5 million consisted of a $4.7 million provision for credit losses on loans, and a $1.2 million reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $740,000 in the first quarter of 2023. In the second quarter of 2022, we recorded provision expense of $550,000 based on our assessment of nonperforming loan metrics and trends and estimated future credit losses.  We recorded net charge-offs of $250,000 in the second quarter of 2022, which reduced the ACL. Our ACL on loans to total loans was 1.4% as of June 30, 2023 and 1.3% as of March 31, 2023 and June 30, 2022.

The $650,000 decrease in our ACL on unfunded commitments at June 30, 2023, compared to March 31, 2023, was driven by a $427,000 reversal of provision expense in the quarter discussed above, as well as purchase accounting accretion on unfunded commitments recorded during the quarter.  The ACL on unfunded commitments totaled $3.1 million as of June 30, 2023, $3.8 million as of March 31, 2023, and $4.7 million as of June 30, 2022.

Net Charge-off Summary

Loan Charge–offs, net of recoveries	Quarters Ended
(dollars in thousands)	June 30,	% of	March 31,	% of	June 30,	% of
	2023	Total [2]	2023	Total [2]	2022	Total [2]
Commercial	$298	59.0	$(124)	(16.8)	$44	17.6
Leases	(7)	(1.4)	873	118.0	-	-
Commercial real estate – Investor	51	10.1	(17)	(2.3)	225	90.0
Commercial real estate – Owner occupied	198	39.2	(2)	(0.3)	(7)	(2.8)
Residential real estate – Investor	(5)	(1.0)	(19)	(2.6)	(5)	(2.0)
Residential real estate – Owner occupied	(36)	(7.1)	(10)	(1.4)	(22)	(8.8)
HELOC	(24)	(4.8)	(29)	(3.9)	(31)	(12.4)
Other [1]	30	6.0	68	9.3	46	18.4
Net charge–offs / (recoveries)	$505	100.0	$740	100.0	$250	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the second quarter of 2023 were $733,000, compared to $1.0 million for the first quarter of 2023 and $386,000 for the second quarter of 2022.  Gross recoveries were $228,000 for the second quarter of 2023, compared to $282,000 for the first quarter of 2023, and $136,000 for the second quarter of 2022.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $4.72 billion at June 30, 2023, a decrease of $179.6 million, or 3.7%, compared to $4.90 billion at March 31, 2023, primarily due to a decline in money markets of $67.8 million, followed by a decrease of $58.2 million in savings and $52.5 million in non-interest bearing deposits. The bulk of the linked quarter decline in deposit balances occurred in April 2023 and is consistent with seasonal historical trends related to tax payments and commercial customer business volumes. Total quarterly average deposits decreased $667.2 million, or 12.2%, in the year over year period, driven by declines in our average demand deposits of $199.2 million, and savings, NOW and money markets combined of $435.5 million. In general, the bulk of the decline in deposits year over year can be characterized as rate sensitive with significant flows and transfers into investing activities, materially offsetting the significant expansion in those same accounts in the immediate aftermath of the pandemic.

Borrowings

As of June 30, 2023, we had $485.0 million in other short-term borrowings due to short-term FHLB advances, compared to $315.0 million at March 31, 2023 and no short-term borrowings outstanding as of June 30, 2022.

During the second quarter of 2023, we redeemed all of the $45.0 million senior notes that were due in 2026. This senior debt issuance carried an interest rate of 9.39% at the time of redemption, and upon redemption, the related deferred debt issuance costs of $362,000 were also recorded as interest expense, resulting in an effective cost of this debt issuance of 12.85% for the second quarter of 2023.

During the first quarter of 2023, we paid off a $9.0 million term note payable upon maturity as of February 24, 2023.  The note payable carried an interest rate of 6.32% at maturity.  Please see Notes 9 and 10 of our Annual Report on Form 10-K for the year ended December 31, 2022, for further discussion of our borrowings.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 6.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 16 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “continue,” “trend,” “momentum,” “nearing” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends and funding, asset-quality trends, balance sheet growth, and building capital. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which may affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (8) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; and (9) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, July 20, 2023, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our second quarter 2023 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code 444016.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on July 27, 2023, by dialing 877-481-4010, using Conference ID: 48609.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2023	2022
Assets
Cash and due from banks	$59,466	$56,632
Interest earning deposits with financial institutions	53,144	58,545
Cash and cash equivalents	112,610	115,177
Securities available-for-sale, at fair value	1,335,622	1,539,359
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	36,730	20,530
Loans held-for-sale	1,218	491
Loans	4,015,525	3,869,609
Less: allowance for credit losses on loans	55,314	49,480
Net loans	3,960,211	3,820,129
Premises and equipment, net	72,797	72,355
Other real estate owned	761	1,561
Mortgage servicing rights, at fair value	11,041	11,189
Goodwill	86,478	86,478
Core deposit intangible	12,436	13,678
Bank-owned life insurance ("BOLI")	107,268	106,608
Deferred tax assets, net	39,827	44,750
Other assets	106,943	56,012
Total assets	$5,883,942	$5,888,317

Liabilities
Deposits:
Noninterest bearing demand	$1,897,694	$2,051,702
Interest bearing:
Savings, NOW, and money market	2,368,033	2,617,100
Time	451,855	441,921
Total deposits	4,717,582	5,110,723
Securities sold under repurchase agreements	31,532	32,156
Other short-term borrowings	485,000	90,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,339	59,297
Senior notes	-	44,585
Notes payable and other borrowings	-	9,000
Other liabilities	50,761	55,642
Total liabilities	5,369,987	5,427,176

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	200,963	202,276
Retained earnings	355,219	310,512
Accumulated other comprehensive loss	(86,186)	(93,124)
Treasury stock	(746)	(3,228)
Total stockholders’ equity	513,955	461,141
Total liabilities and stockholders’ equity	$5,883,942	$5,888,317

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Interest and dividend income
Loans, including fees	$61,561	$38,229	$118,771	$74,595
Loans held-for-sale	19	32	31	89
Securities:
Taxable	9,930	6,786	20,665	11,954
Tax exempt	1,337	1,297	2,674	2,615
Dividends from FHLBC and FRBC stock	396	263	676	416
Interest bearing deposits with financial institutions	643	782	1,228	1,051
Total interest and dividend income	73,886	47,389	144,045	90,720
Interest expense
Savings, NOW, and money market deposits	1,742	347	2,891	744
Time deposits	1,156	265	1,820	542
Securities sold under repurchase agreements	7	9	16	20
Other short-term borrowings	5,160	-	7,505	-
Junior subordinated debentures	281	284	560	564
Subordinated debentures	546	547	1,092	1,093
Senior notes	1,414	578	2,408	1,063
Notes payable and other borrowings	-	95	87	198
Total interest expense	10,306	2,125	16,379	4,224
Net interest and dividend income	63,580	45,264	127,666	86,496
Provision for credit losses	2,000	550	5,501	550
Net interest and dividend income after provision for credit losses	61,580	44,714	122,165	85,946
Noninterest income
Wealth management	2,458	2,506	4,728	5,204
Service charges on deposits	2,362	2,328	4,786	4,402
Secondary mortgage fees	76	50	135	189
Mortgage servicing rights mark to market (loss) gain	96	82	(429)	3,060
Mortgage servicing income	499	579	1,015	1,098
Net gain (loss) on sales of mortgage loans	398	(262)	704	1,233
Securities losses, net	(1,547)	(33)	(3,222)	(33)
Change in cash surrender value of BOLI	418	72	660	196
Card related income	2,690	2,965	4,934	5,532
Other income	773	924	2,262	1,793
Total noninterest income	8,223	9,211	15,573	22,674
Noninterest expense
Salaries and employee benefits	21,798	21,332	44,046	41,299
Occupancy, furniture and equipment	3,639	3,046	7,114	6,745
Computer and data processing	1,290	4,006	3,064	10,274
FDIC insurance	794	702	1,378	1,112
Net teller & bill paying	515	834	1,017	2,741
General bank insurance	306	351	611	666
Amortization of core deposit intangible	618	659	1,242	1,324
Advertising expense	103	194	245	376
Card related expense	1,222	1,057	2,438	1,591
Legal fees	283	179	602	436
Consulting & management fees	520	523	1,310	1,139
Other real estate expense, net	(98)	87	208	75
Other expense	3,840	4,279	7,477	7,723
Total noninterest expense	34,830	37,249	70,752	75,501
Income before income taxes	34,973	16,676	66,986	33,119
Provision for income taxes	9,411	4,429	17,817	8,852
Net income	$25,562	$12,247	$49,169	$24,267

Basic earnings per share	$0.57	$0.28	$1.10	$0.55
Diluted earnings per share	0.56	0.27	1.08	0.54
Dividends declared per share	0.05	0.05	0.10	0.10

Ending common shares outstanding	44,665,127	44,562,068	44,665,127	44,562,068
Weighted-average basic shares outstanding	44,665,127	44,499,395	44,642,250	44,480,326
Weighted-average diluted shares outstanding	45,424,418	45,246,736	45,370,806	45,204,460

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2022				2023
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Cash and due from banks	$42,972	$53,371	$56,265	$56,531	$55,140	$56,191
Interest earning deposits with financial institutions	635,302	426,820	131,260	50,377	49,310	50,309
Cash and cash equivalents	678,274	480,191	187,525	106,908	104,450	106,500

Securities available-for-sale, at fair value	1,807,875	1,792,099	1,703,348	1,576,004	1,503,619	1,404,664
FHLBC and FRBC stock	16,066	20,994	19,565	19,534	24,905	34,029
Loans held-for-sale	6,707	3,050	2,020	1,224	813	1,150
Loans	3,397,827	3,505,806	3,751,097	3,877,004	3,931,679	4,039,052
Less: allowance for credit losses on loans	44,341	44,354	45,449	48,778	49,398	53,480
Net loans	3,353,486	3,461,452	3,705,648	3,828,226	3,882,281	3,985,572

Premises and equipment, net	86,502	73,876	71,947	72,220	72,649	72,903
Other real estate owned	2,399	1,850	1,578	1,561	1,508	1,132
Mortgage servicing rights, at fair value	8,218	10,525	10,639	11,322	11,127	10,741
Goodwill	86,332	86,332	86,333	86,477	86,477	86,477
Core deposit intangible	15,977	15,286	14,561	13,950	13,327	12,709
Bank-owned life insurance ("BOLI")	105,396	105,463	105,448	105,754	106,655	107,028
Deferred tax assets, net	10,689	27,154	31,738	50,533	42,237	37,774
Other assets	55,474	53,823	55,606	53,909	48,599	50,812
Total other assets	370,987	374,309	377,850	395,726	382,579	379,576
Total assets	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647	$5,911,491

Liabilities
Deposits:
Noninterest bearing demand	$2,093,293	$2,119,667	$2,092,301	$2,083,503	$2,002,801	$1,920,448
Interest bearing:
Savings, NOW, and money market	2,899,497	2,872,622	2,765,281	2,680,767	2,560,893	2,437,096
Time	495,452	469,009	459,925	450,111	434,655	436,524
Total deposits	5,488,242	5,461,298	5,317,507	5,214,381	4,998,349	4,794,068

Securities sold under repurchase agreements	39,204	34,496	33,733	33,275	31,080	25,575
Other short-term borrowings	-	-	5,435	44,293	200,833	402,527
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,222	59,244	59,265	59,286	59,308	59,329
Senior notes	44,494	44,520	44,546	44,572	44,599	44,134
Notes payable and other borrowings	19,009	13,103	10,989	9,978	5,400	-
Other liabilities	60,819	32,636	34,949	51,753	51,279	48,434
Total liabilities	5,736,763	5,671,070	5,532,197	5,483,311	5,416,621	5,399,840

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,705	44,705
Additional paid-in capital	202,828	202,544	201,570	201,973	201,397	200,590
Retained earnings	258,073	267,912	284,302	301,753	324,785	346,042
Accumulated other comprehensive loss	(3,074)	(49,151)	(63,216)	(100,817)	(86,736)	(78,940)
Treasury stock	(5,900)	(4,985)	(3,602)	(3,303)	(2,125)	(746)
Total stockholders' equity	496,632	461,025	463,759	444,311	482,026	511,651
Total liabilities and stockholders' equity	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647	$5,911,491

Total Earning Assets	$5,863,777	$5,748,769	$5,607,290	$5,524,143	$5,510,326	$5,529,204
Total Interest Bearing Liabilities	3,582,651	3,518,767	3,404,947	3,348,055	3,362,541	3,430,958

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2022				2023
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Interest and Dividend Income
Loans, including fees	$36,366	$38,229	$46,614	$55,170	$57,210	$61,561
Loans held-for-sale	57	32	22	19	12	19
Securities:
Taxable	5,169	6,786	9,116	10,495	10,735	9,930
Tax exempt	1,317	1,297	1,332	1,341	1,337	1,337
Dividends from FHLB and FRBC stock	153	263	261	259	280	396
Interest bearing deposits with financial institutions	269	782	663	461	585	643
Total interest and dividend income	43,331	47,389	58,008	67,745	70,159	73,886
Interest Expense
Savings, NOW, and money market deposits	397	347	380	776	1,149	1,742
Time deposits	277	265	335	571	664	1,156
Securities sold under repurchase agreements	11	9	10	10	9	7
Other short-term borrowings	-	-	44	436	2,345	5,160
Junior subordinated debentures	280	284	285	287	279	281
Subordinated debentures	546	547	546	546	546	546
Senior notes	485	578	728	891	994	1,414
Notes payable and other borrowings	103	95	111	137	87	-
Total interest expense	2,099	2,125	2,439	3,654	6,073	10,306
Net interest and dividend income	41,232	45,264	55,569	64,091	64,086	63,580
Provision for credit losses	-	550	4,500	1,500	3,501	2,000
Net interest and dividend income after provision for credit losses	41,232	44,714	51,069	62,591	60,585	61,580
Noninterest Income
Wealth management	2,698	2,506	2,280	2,403	2,270	2,458
Service charges on deposits	2,074	2,328	2,661	2,499	2,424	2,362
Secondary mortgage fees	139	50	81	62	59	76
Mortgage servicing rights mark to market gain (loss)	2,978	82	548	(431)	(525)	96
Mortgage servicing income	519	579	514	518	516	499
Net gain (loss) on sales of mortgage loans	1,495	(262)	449	340	306	398
Securities losses, net	-	(33)	(1)	(910)	(1,675)	(1,547)
Change in cash surrender value of BOLI	124	72	146	376	242	418
Card related income	2,574	2,967	2,653	2,795	2,244	2,690
Other income	862	922	2,165	1,294	1,489	773
Total noninterest income	13,463	9,211	11,496	8,946	7,350	8,223
Noninterest Expense
Salaries and employee benefits	19,967	21,332	21,011	24,263	22,248	21,798
Occupancy, furniture and equipment	3,699	3,046	4,119	4,128	3,475	3,639
Computer and data processing	6,268	4,006	2,543	2,978	1,774	1,290
FDIC insurance	410	702	659	630	584	794
Net teller & bill paying	1,907	834	504	485	502	515
General bank insurance	315	351	257	298	305	306
Amortization of core deposit intangible	665	659	657	645	624	618
Advertising expense	182	194	83	130	142	103
Card related expense	534	1,057	1,453	1,304	1,216	1,222
Legal fees	257	179	212	225	319	283
Consulting & management fees	616	523	607	679	790	520
Other real estate expense, net	(12)	87	21	34	306	(98)
Other expense	3,444	4,279	3,862	3,885	3,637	3,840
Total noninterest expense	38,252	37,249	35,988	39,684	35,922	34,830
Income before income taxes	16,443	16,676	26,577	31,853	32,013	34,973
Provision for income taxes	4,423	4,429	7,054	8,238	8,406	9,411
Net income	$12,020	$12,247	$19,523	$23,615	$23,607	$25,562

Basic earnings per share (GAAP)	$0.27	$0.28	$0.43	$0.53	$0.53	$0.57
Diluted earnings per share (GAAP)	0.27	0.27	0.43	0.52	0.52	0.56
Dividends paid per share	0.05	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net Income
Income before income taxes (GAAP)	$34,973	$32,013	$16,676
Pre-tax income adjustments:
Merger-related costs, net of (gains)/losses on branch sales	29	(306)	2,131
Adjusted net income before taxes	35,002	31,707	18,807
Taxes on adjusted net income	9,419	8,326	4,995
Adjusted net income (non-GAAP)	$25,583	$23,381	$13,812

Basic earnings per share (GAAP)	$0.57	$0.53	$0.28
Diluted earnings per share (GAAP)	0.56	0.52	0.27
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.58	0.52	0.31
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.56	0.52	0.31

	Quarters Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net Interest Margin
Interest income (GAAP)	$73,886	$70,159	$47,389
Taxable-equivalent adjustment:
Loans	11	6	6
Securities	355	356	345
Interest income (TE)	74,252	70,521	47,740
Interest expense (GAAP)	10,306	6,073	2,125
Net interest income (TE)	$63,946	$64,448	$45,615
Net interest income (GAAP)	$63,580	$64,086	$45,264
Average interest earning assets	$5,529,204	$5,510,326	$5,748,823
Net interest margin (GAAP)	4.61%	4.72%	3.16%
Net interest margin (TE)	4.64%	4.74%	3.18%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2023	2022
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$34,830	$35,922	$37,249	$34,830	$35,922	$37,249
Less amortization of core deposit	618	624	659	618	624	659
Less other real estate expense, net	(98)	306	87	(98)	306	87
Less acquisition related costs, net of (gains)/losses on branch sales	N/A	N/A	N/A	29	(306)	2,132
Noninterest expense less adjustments	$34,310	$34,992	$36,503	$34,281	$35,298	$34,371

Net interest income	$63,580	$64,086	$45,264	$63,580	$64,086	$45,264
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	11	6	6
Securities	N/A	N/A	N/A	355	356	345
Net interest income including adjustments	63,580	64,086	45,264	63,946	64,448	45,615
Noninterest income	8,223	7,350	9,211	8,223	7,350	9,211
Less securities losses	(1,547)	(1,675)	(33)	(1,547)	(1,675)	(33)
Less MSRs mark to market gain (loss)	96	(525)	82	96	(525)	82
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	111	64	19
Noninterest income (excluding) / including adjustments	9,674	9,550	9,162	9,785	9,614	9,181

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$73,254	$73,636	$54,426	$73,731	$74,062	$54,796
Efficiency ratio / Adjusted efficiency ratio	46.84%	47.52%	67.07%	46.49%	47.66%	62.73%

	Quarters Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Adjusted Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$25,562	$23,607	$12,247

Income before income taxes (GAAP)	$34,973	$32,013	$16,676
Pre-tax income adjustments:
Amortization of core deposit intangibles	618	624	659
Net income, excluding intangibles amortization, before taxes	35,591	32,637	17,335
Taxes on net income, excluding intangible amortization, before taxes	9,578	8,570	4,604
Net income, excluding intangibles amortization (non-GAAP)	$26,013	$24,067	$12,731

Total Average Common Equity	$511,651	482,026	$461,025
Less Average goodwill and intangible assets	99,186	99,804	101,618
Average tangible common equity (non-GAAP)	$412,465	$382,222	$359,407

Return on average common equity (GAAP)	20.04%	19.86%	10.66%
Return on average tangible common equity (non-GAAP)	25.30%	25.54%	14.21%